Exhibit 99.1

CURO Names Doug Clark Chief Executive Officer

President of North America Direct Lending Business and Consumer Finance Industry Veteran to
Lead Execution of Business Strategy Following Strategic Transformation

WICHITA, Kansas – November 15, 2022 – CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a tech-enabled, omni-channel consumer finance company serving non-prime and prime consumers in the U.S. and Canada, announced that Doug Clark has been named Chief Executive Officer, effective today. Mr. Clark most recently served as President of CURO’s North American direct lending business and was previously Chief Executive Officer of Heights Finance before it was acquired by CURO in December 2021. He succeeds Don Gayhardt, who has decided to leave the Company to pursue other opportunities.

Chris Masto, CURO’s Chairman, said, “Over the past several years, CURO has undergone a complete strategic repositioning, including the sale of our legacy U.S. direct lending business and a shift toward longer term, higher balance and lower rate credit products through multiple acquisitions. We thank Don for navigating our long-term transformation plan to position CURO as a leader in consumer finance in North America, and for his many contributions and dedicated leadership for over a decade.

“As we focus on the continued integration of our brands and execution of our business plan, we are pleased Doug will be leading our talented team through CURO’s next phase of growth. Doug is a seasoned operator with deep knowledge of our core business lines and a track record of operational success. We are highly confident in Doug’s ability to lead CURO into the future and drive long-term shareholder value.”

Mr. Clark said, “I am honored to become CEO of CURO at an important inflection point for the business and am grateful for our Board’s support. I am committed to maximizing the value of CURO’s omni-channel consumer lending platform, underwriting, and analytics expertise.”

Mr. Gayhardt added, “I am proud of what we have accomplished at CURO during my 11 years. CURO is well positioned for continued growth and now is the right time to have Doug lead the business through the next critical phase of execution. I wish Doug and all my CURO colleagues well.”

Mr. Clark has more than 18 years of experience developing leadership teams, successfully integrating companies, and leading new growth strategies in consumer finance. Prior to joining Heights Finance, Mr. Clark served as President, Chief Executive Officer and Chief Operating Officer of Axcess Financial, a consumer lending business with retail and eCommerce operations in the U.S and U.K. He previously served as Vice President of North American Operations for Chiquita Brands International.

Mr. Clark earned a BSBA in Finance from the Williams College of Business at Xavier University.

About CURO

CURO Group Holdings Corp. (NYSE: CURO) is a full-spectrum consumer credit lender serving U.S. and Canadian customers. Our more than 25-year-old roots in the consumer finance market run deep. We’ve worked diligently to provide customers a variety of convenient, easily accessible financial services. Our decades of alternative data power a hard-to-replicate underwriting and scoring engine, mitigating risk across the full spectrum of credit products. We operate a number of brands including Cash Money®, LendDirect®, Flexiti®, Heights Finance, Southern Finance, Covington Credit, Quick Credit, First Heritage Credit, Opt+®, Revolve Finance® and FirstPhase.

Media Contact:

Mark Semer/Grace Cartwright

Gasthalter & Co.

212-257-4170

Curo@Gasthalter.com